EXHIBIT 5.17

CONSENT OF NATHAN ROBISON, P.E.

The undersigned hereby consents to the use of their report entitled “Technical Report on Mesquite Gold Mine, California, U.S.A” with an effective date of December 31, 2019 and a report date of April 27, 2020, and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of Equinox Gold Corp.

/s/ Nathan Robison
By: Nathan Robison, P.E.

Dated: October 1, 2024